Exhibit 10.2

EXECUTION VERSION

LOCK-UP AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of October 24, 2014 by and between CTI Biopharma Corp. (formerly known as Cell Therapeutics, Inc.), a Washington corporation (the “Company”), and Chroma Therapeutics Limited (“Shareholder”).

WHEREAS, the Company has entered into an asset purchase agreement dated October 24, 2014 (the “Asset Purchase Agreement”) and a registration rights agreement dated October 24, 2014 (the “Registration Rights Agreement”), in each case with Shareholder, whereby, among other things, the Company has agreed to issue to Shareholder 9,000 shares of Series 20 Preferred Stock of the Company (including any such shares held in escrow pursuant to the Asset Purchase Agreement) (collectively, and together with any shares of common stock of the Company issued or issuable to Shareholder pursuant to any conversion thereof or as a result of any distribution thereon, the “Lock-Up Shares”).

WHEREAS, in connection with the Asset Purchase Agreement and Registration Rights Agreement, Shareholder has agreed, among other things, not to undertake certain actions with respect to the Lock-Up Shares, except in accordance with the terms and conditions set forth herein.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.Restriction on Transfer; Term.  Shareholder hereby agrees with the Company that such Shareholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of any Lock-up Shares, or enter into any transaction which is designed to, or might reasonably be expected to, have any such effect, directly or indirectly, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares (any of the foregoing actions, a “transfer”), or publicly disclose any intention to make any such transfer, in each case until the date that is nine (9) months after the date of this Agreement (the “Final Release Date”); provided, however, that (i) up to 44% of the Lock-Up Shares in the aggregate may be transferred by such Shareholder after the date on which the Registration Statement is declared effective (the “Initial Release Date”) and (ii) up to an additional 44% of the Lock-Up Shares in the aggregate may be transferred by such Shareholder on the earlier of (a) 30 days after the Initial Release Date and (b) December 31, 2014 (the “Second Release Date” and, together with the Final Release Date and the Initial Release Date, the “Release Dates” and each of them, a “Release Date”); provided, however, that the restrictions contained in this Section 1 shall not apply to (i) transfers of the Lock-Up Shares to any Qualifying Holder (as defined in the

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Registration Rights Agreement) (provided that such Qualifying Holder enters into a Lock-Up Agreement with the Company in substantially the same form as this Agreement, except that such Qualifying Holder shall not be permitted to transfer any Lock-Up Shares prior to the Second Release Date (a “Qualifying Holder Lock-Up Agreement”), prior to or concurrently with any such transfer) and (ii) transfers of the Lock-Up Shares pursuant to a Change of Control Transaction (as defined below). “Change of Control Transaction” shall mean the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder (the “Exchange Act”), of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of shares of Series 20 Preferred Stock), or (ii) the merger into or consolidation with any other person by the Company, or the merger into or consolidation with the Company by any other person in which, after giving effect to such transaction, the shareholders of the Company immediately before such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the sale or transfer of all or substantially all of the assets of the Company to another person in which the shareholders of the Company immediately before such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.   In the event that Shareholder does not wish to transfer the maximum entitlement of 44% of the Lock-up Shares in the aggregate at any Release Date (other than the Final Release Date), Shareholder may, effective as of such Release Date, assign the right to transfer up to 44% of the Lock-Up Shares in the aggregate (or any lesser number of Lock-Up Shares) to any Qualifying Holder that has executed a Qualifying Holder Lock-Up Agreement by providing written notice of such assignment to the Company together with an executed assignment and assumption agreement between Shareholder and any such Qualifying Holder, in each case in a form reasonably acceptable to the Company in its sole discretion, prior to such Release Date.

2.Agreement to Vote Shares; Grant of Proxy.  Shareholder, on behalf of itself and each Qualifying Holder, hereby agrees that at every meeting of the shareholders of the Company prior to the Final Release Date, and at any and every adjournment thereof, such Shareholder (or any such Qualifying Holder) shall vote the Lock-Up Shares consistent with the recommendations of the board of directors of the Company, as such recommendations are set forth in the applicable proxy statement delivered in connection with such meeting; provided, however, that the provisions of this Section 2 shall not apply to a vote on any matter if the approval of such matter would have a disproportionate adverse effect on the Lock-up Shares as compared to the other shares of common stock of the Company.  Shareholder, on behalf of itself and each Qualifying Holder, contemporaneously with the execution and delivery of this Agreement, hereby grants an irrevocable proxy for purposes of any such meeting of the shareholders of the Company, and any and every adjournment thereof, to the officers of the Company to vote the Lock-Up Shares on the Shareholder’s (or any Qualifying Holder’s) behalf in a manner consistent and in accordance with this Agreement.  Shareholder, on behalf of itself and each Qualifying Holder, acknowledges and agrees that, during the term of this Agreement, the proxy granted hereunder is irrevocable.  Until the applicable Release Date, Shareholder shall retain all rights of

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ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

3.Company and Transfer Agent.  The Company and its transfer agent are hereby authorized by Shareholder (on its own behalf and on behalf of each Qualifying Holder) to decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this Agreement or any Lock-Up Agreement entered into between the Company and any Qualifying Holder.

4.Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to the Company:

CTI Biopharma Corp.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

Telephone: (206) 282-7100

Facsimile: (206) 272-4302

Email: legaladministrative@ctibiopharma.com

Attention: Legal Department

with copies (which copies shall not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center

San Francisco, CA 94111-3823

Telephone: (415) 984-8700

Facsimile: (415) 984-8701

Email: bchristensen@omm.com

Attention: C. Brophy Christensen, Esq.

and

CTI Legal Affairs

Attention: Lisa Luebeck, Director, Legal Corporate Development & Securities

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If to Shareholder,

Chroma Therapeutics Limited

93 Innovation Drive

Milton Park

Abingdon

Oxfordshire

OX14 4RZ, United Kingdom

Telephone: +44 (0)1235 829137

Facsimile: +44 (0)1235 829125

Email: r.bungay@chromatherapeutics.com

Attention:  Richard Bungay, CEO

or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.

5.Change of Address.  Any person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

6.Amendment.  This Agreement may not be amended, modified or terminated, and no rights or provisions may be waived, except with the written consent of Shareholder and the Company.

7.Entire Agreement.  This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and it also supersedes any and all prior negotiations, correspondence, agreements or understandings with respect to the subject matter hereof.

8.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

9.Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

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10.Severability.  The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

11.Binding Effect; Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.Headings.  The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

13.Counterparts.  This Agreement may be executed in a number of counterparts, including by electronic transmission, any of which together shall for all purposes constitute one Agreement, binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart.

14.Specific Performance; Injunctive Relief.  The parties acknowledge and agree that in the event of any breach of this Agreement, remedies at law may be inadequate, and each of the parties hereto shall be entitled to seek specific performance of the obligations of the other parties hereto and such appropriate injunctive relief as may be granted by a court of competent jurisdiction, without the necessity of showing economic loss and without any bond or other security being required.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

CTI BIOPHARMA CORP.

By:	/s/ James Bianco
Name:	James Bianco, M.D.
Title:	President & CEO

CHROMA THERAPEUTICS LIMITED

By:	/s/ Richard Bungay
Name:	Richard Bungay
Title:	CEO

[Signature Page to Lock-up Agreement]